Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact: Martha Lindeman 312-373-2430

PLAYBOY ENTERPRISES, INC. REPORTS
SECOND QUARTER 2008 RESULTS

CHICAGO, Wednesday, August 6, 2008 -- Playboy Enterprises, Inc. (PEI) (NYSE:PLA, PLAA) today reported a net loss for the second quarter ended June 30, 2008, of $2.1 million, or $0.06 per basic and diluted share.  This compares to net income in the year earlier period of $1.9 million, or $0.06 per basic and diluted share.  Second quarter 2008 revenues declined 14% to $73.4 million from $85.7 million, reflecting both continued pressure on the media businesses as well as the recent sale of assets and outsourcing of operations that were completed earlier this year.  Lower media results more than offset improved licensing profits, leading to a $0.3 million segment loss for the 2008 second quarter versus $3.9 million in segment income in the same period last year.
Playboy Chairman and Chief Executive Officer Christie Hefner said: “The Licensing Group continues to report solid top- and bottom-line growth despite a weak retail environment in Europe and the United States.  We are very pleased with this performance and continue to believe that growth in Southeast Asia and other international markets combined with the launch of new products and geographic expansion will lead to year-over-year high single digit profit growth in the Licensing Group in 2008, excluding the sale of art in 2007.
“Traditional media are facing a secular shift as a result of changes in consumer behavior and the migration of advertisers to new platforms. This has created a challenging environment for our print and TV businesses, which has been compounded by the current macro-economic climate.  However, we believe that the changing media business model also creates a number of opportunities for us, both because of our globally recognized brand and our profitable existing digital businesses.
“We are focused on expanding revenues, primarily in our digital business, as well as expense reduction initiatives in order to maximize cash flow and profitability.  Our goal is to use our digital platforms to drive traffic, and, as part of this effort, we will be launching a redesigned Playboy.com in late 2008.  The new site will strengthen ties with our print and television content assets as well as enhance the advertising environment.  As previously indicated, the investments being made to upgrade the site are negatively impacting online results this year.  We also expect to see long-term growth in our international media businesses, as we capitalize on our ability to expand our reach into rapidly developing economies and their large consumer markets,” Hefner said.
“Our second strategic initiative is to reduce our cost structure and operate in a more streamlined and cost-effective manner, particularly relative to our mature media businesses and corporate administration.  The Publishing Group has made outstanding progress over the past three years in reducing head count and lowering editorial and manufacturing costs.  Through the first half of this year, they reduced expense by nearly $5 million more.  We have further identified a total of approximately $10 million in annualized cost savings, half in Domestic TV and Publishing and the remainder in Corporate and other overhead.  These cuts, which for the most part have not yet been implemented, will be reflected in our second half results and will put us on a more solid financial footing going into 2009.  These critical efforts are ongoing.
“2008 has been and will remain a difficult year.  At the same time, the Playboy brand has never been more popular, and we see significant growth opportunities across our licensing, digital and other international businesses.  We are committed to rationalizing our cost structure and executing our strategic plan to ensure that we leverage our assets against the right business model to return this company to consistent profitability and increase shareholder value,” Hefner said.

Entertainment
Second quarter 2008 Entertainment Group segment income was $1.8 million, down $5.5 million from $7.3 million in the prior year period on a $10.6 million revenue decline to $41.2 million.
Domestic TV revenues were $14.8 million in the 2008 second quarter down from $21.6 million last year but consistent with the 2008 first quarter, if revenues from the Andrita television studio are excluded from that quarter.  The comparison with last year reflected a more than $2 million variance related to positive cash adjustments recorded in the 2007 second quarter as well as the loss of approximately $1 million in revenues in the 2008 second quarter due to the Andrita sale.  An increase in consumer pricing by some cable and satellite distributors and resulting reduction in overall buys as well as the continued consumer migration from linear networks to the more competitive on-demand platforms also led to lower TV revenues in the quarter, despite an increase in Playboy TV monthly subscriptions.  International TV revenues were $13.4 million in the 2008 second quarter, basically flat from $13.7 million in the prior year period.
The $3.2 million decline in online/mobile revenues to $11.6 million was due largely to the completion in the 2008 first quarter of a licensing deal with eFashionSolutions, LLC for the company’s e-commerce and catalog operations.  As expected, this initiative contributed to a modest increase in online profitability during the second quarter compared to the same period last year.  Online ad sales increased significantly during the quarter.

Publishing
The Publishing Group’s second quarter 2008 segment loss was $1.9 million, an improvement from last year’s second quarter loss of $2.3 million.  Revenues were down 9% to $20.6 million from $22.7 million, reflecting lower circulation and advertising revenues from the domestic edition of Playboy magazine.  Lower editorial and manufacturing expenses more than offset the year-over-year revenue decline.
The company said that it expects to report a 10% decrease in advertising pages in the third quarter 2008 compared to last year.

Licensing
The Licensing Group reported a 10% increase in 2008 second quarter segment income to $6.0 million from $5.5 million in the prior year period.  Revenues rose 4% to $11.6 million from $11.2 million in the same time periods.  Excluding the sale of art from the 2007 second quarter, segment income and revenues for the 2008 second quarter were up 19% and 8%, respectively, compared to the prior year.  Higher sales of consumer products in Southeast Asia, the U.S. and Latin America contributed to the improved top- and bottom-line results.

Corporate Administration and Promotion and Other
Second quarter 2008 Corporate Administration and Promotion expense declined to $6.2 million compared to $6.6 million last year.
In addition, the quarter includes the reversal of a total of $1.1 million of benefits, which were previously accrued in each of the segments.

Additional information regarding second quarter 2008 earnings will be available on the earnings release conference call, which is being held today, August 6, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing 800-862-9098 (for domestic callers) or 785-424-1051 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

# # #

Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives.  The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms, DVD and radio.  Through licensing agreements, the Playboy brand appears in more than 100 countries on a wide range of consumer products, entertainment locations and retail stores.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing. We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials;
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us; or
(c)	substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign sales and operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, wireless, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in implementation which might affect our plans and assumptions;

(13)
Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control and competition for channel space on linear television platforms or video-on-demand platforms;

(14)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may undertake in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV–Latin America, LLC, joint venture partner;
(18)	Increases in paper, printing or postage costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies); and
(21)	Risks associated with the viability of our subscription, on-demand, e-commerce and ad-supported Internet models.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
		June 30,
	2008		2007
Net revenues
Entertainment:
Domestic TV	$14.8		$21.6
International TV	13.4		13.7
Online/mobile	11.6		14.8
Other	1.4		1.7
Total Entertainment	41.2		51.8
Publishing:
Domestic magazine:
Subscription	9.8		10.4
Newsstand	1.4		2.3
Advertising	5.6		6.3
Total domestic magazine	16.8		19.0
International magazine	1.9		1.8
Special editions and other	1.9		1.9
Total Publishing	20.6		22.7
Licensing:
Consumer products	8.0		7.5
Location-based entertainment	1.3		0.9
Marketing events	2.3		2.3
Other	-		0.5
Total Licensing	11.6		11.2

Total net revenues	$73.4		$85.7

Net income (loss)
Entertainment	$1.8		$7.3
Publishing	(1.9)		(2.3)
Licensing	6.0		5.5
Corporate Administration and Promotion	(6.2)		(6.6)

Segment income (loss)	(0.3)		3.9

Restructuring expense	-		(0.1)
Impairment charge on assets held for sale	(0.1)		-

Operating income (loss)	(0.4)		3.8

Investment income	0.4		0.6
Interest expense	(1.2)		(1.1)
Amortization of deferred financing fees	(0.1)		(0.2)
Other, net	0.2		(0.1)

Income (loss) before income taxes	(1.1)	3.0

Income tax expense	(1.0)	(1.1)

Net income (loss)	$(2.1)	$1.9

Weighted average number of common shares outstanding
Basic	33,300	33,243
Diluted	33,300	33,272

Basic and diluted earnings (loss) per common share	$(0.06)	$0.06

Note: Certain reclassifications have been made to conform to the current presentation.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Six Months Ended
		June 30,
	2008		2007
Net revenues
Entertainment:
Domestic TV	$31.3		$41.3
International TV	28.1		27.5
Online/mobile	26.8		30.5
Other	2.9		3.4
Total Entertainment	89.1		102.7
Publishing:
Domestic magazine:
Subscription	19.9		21.3
Newsstand	3.5		4.8
Advertising	9.5		12.0
Total domestic magazine	32.9		38.1
International magazine	4.0		3.7
Special editions and other	3.8		4.2
Total Publishing	40.7		46.0
Licensing:
Consumer products	17.2		16.2
Location-based entertainment	2.2		1.8
Marketing events	2.5		2.6
Other	0.2		1.8
Total Licensing	22.1		22.4

Total net revenues	$151.9		$171.1

Net income (loss)
Entertainment	$4.5		$11.6
Publishing	(5.1)		(4.7)
Licensing	12.7		13.2
Corporate Administration and Promotion	(12.3)		(12.3)

Segment income (loss)	(0.2)		7.8

Restructuring expense	(0.6)		(0.1)
Impairment charge on assets held for sale	(0.1)		-

Operating income (loss)	(0.9)		7.7

Investment income	0.7		1.1
Interest expense	(2.3)		(2.5)
Amortization of deferred financing fees	(0.2)		(0.3)
Other, net	(0.3)		(0.3)

Income (loss) before income taxes	(3.0)		5.7

Income tax expense	(2.2)		(2.3)

Net income (loss)	$(5.2)		$3.4

Weighted average number of common shares outstanding
Basic	33,287		33,236
Diluted	33,287		33,271

Basic and diluted earnings (loss) per common share	$(0.16)		$0.10

Note: Certain reclassifications have been made to conform to the current presentation.

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	Second Quarter Ended June 30,			Six Months Ended June 30,

EBITDA and Adjusted EBITDA	2008	2007	% Better/(Worse)	2008	2007	% Better/(Worse)
Net Income (loss)	$ (2.1)	$ 1.9	-	$ (5.2)	$ 3.4	-
Adjusted for:
Income Tax Expense	1.0	1.1	9.1	2.2	2.3	4.3
Interest Expense	1.2	1.1	(9.1)	2.3	2.5	8.0
Amortization of Deferred Financing Fees	0.1	0.2	50.0	0.2	0.3	33.3
Depreciation and Amortization	9.6	11.1	13.5	20.0	21.1	5.2
EBITDA [1]	9.8	15.4	(36.4)	19.5	29.6	(34.1)
Adjusted for:
Cash Investments in Television Programming	(7.7)	(7.8)	1.3	(16.0)	(17.6)	9.1
Adjusted EBITDA [2]	$ 2.1	$ 7.6	(72.4)	$ 3.5	$ 12.0	(70.8)

	Second Quarter Ended June 30,			Six Months Ended June 30,

Financial and Operating Data	2008	2007	% Inc/(Dec)	2008	2007	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$ 7.7	$ 7.8	(1.3)	$ 16.0	$ 17.6	(9.1)
Programming Amortization and Online Content Expenses	$ 9.9	$ 10.1	(2.0)	$ 19.7	$ 20.3	(3.0)

Publishing
Domestic Magazine Advertising Pages	105.5	108.5	(2.8)	191.5	207.5	(7.7)

At June 30
Cash, Cash Equivalents, Marketable Securities and
Short-Term Investments	$ 29.2	$ 35.4	(17.5)	$ 29.2	$ 35.4	(17.5)
Long-Term Financing Obligations	$ 115.0	$ 115.0	-	$ 115.0	$ 115.0	-

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.
Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet.  In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.